UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

WINTON FUTURES FUND, L.P.
(Exact name of registrant as specified in its charter)

COLORADO (State or other jurisdiction of incorporation or organization)	84-1008601 (I.R.S. Employer Identification No.)

c/o ALTEGRIS PORTFOLIO MANAGEMENT, INC.
1202 Bergen Parkway, Suite 212
Evergreen, Colorado 80439
(Address of principal executive offices) (zip code)

David Mathews
Altegris Investments, Inc.
1200 Prospect St., Suite 400
La Jolla, California 92037

(858) 459-7040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Nathan A. Howell
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act:                None

Securities to be registered pursuant to Section 12(g) of the Act:                Limited Partnership Interests
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    ☐                                                                                                                                                                                                    Accelerated filer                     ☐
Non-accelerated filer      ☐  (Do not check if a smaller reporting company)                                                                                                                  Smaller reporting company  ☐

i

Item 1:   BUSINESS

WINTON FUTURES FUND, L.P.

ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers to Winton Futures Fund, L.P. (US) (the “Partnership”), to which Altegris Portfolio Management, Inc. (d/b/a APM Funds), an Arkansas corporation, acts as general partner (“APM Funds “ or the “General Partner”).

General Development of Business

The Partnership is a limited partnership organized under the Colorado Uniform Limited Partnership Act (the “CULPA”) in March 1999.  The Partnership’s business is the speculative trading and investment in international futures, options and forward markets.  The Partnership commenced its trading and investment operations in November 1999.  The Partnership Under the Partnership’s First Amended Agreement of Limited Partnership (the “Partnership Agreement”), the General Partner has sole responsibility for management and administration of all aspects of the Partnership’s business.  Investors purchasing limited partnership interests (the “Interests”) in the Partnership (“Limited Partners”) have no rights to participate in the management of the Partnership.  APM Funds is currently registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).  The Partnership has retained Winton Capital Management Limited (the “Advisor”), a United Kingdom company, to act as third-party trading advisor to the Partnership and to manage the Partnership’s trading and investment operations.  Interests are sold through Altegris Investments, Inc. (“Altegris Investments”), an affiliate of APM Funds, and through other non-affiliated broker-dealers.  Altegris Investments is registered with the Securities and Exchange Commission (“SEC”) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (“FINRA”) and is also registered with the CFTC as an introducing broker (“IB”) and commodity trading advisor (“CTA”), and is a member of the NFA. Altegris Investments also provides administrative services to the Partnership.

The Partnership’s term will end upon the first to occur of the following:

•	December 31, 2035;

•
receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Interests then outstanding, notice of which is sent by registered mail to the General Partner not less than ninety (90) days prior to the effective date of such dissolution;

•	withdrawal (including withdrawal after suspension of trading), admitted or court decreed insolvency or dissolution of the General Partner;

•	termination of the Partnership pursuant to the terms of the Partnership Agreement; or

•	any event that makes it unlawful for the existence of the Partnership to be continued or requiring termination of the Partnership.

The Partnership is not required to be, and is not, registered under the Investment Company Act of 1940, as amended.

The Partnership’s business constitutes only one segment for financial reporting purposes (i.e., a speculative commodity pool).  The Partnership does not engage in sales of goods or services.

As of June 30, 2008, the aggregate net asset value of the Interests in the Partnership was $200,263,221.  The Partnership operates on a calendar fiscal year and has no subsidiaries.

Narrative Description of Business

(i)           General

Capital contributions by a single subscriber for any class of Interest, upon acceptance of the subscriber as a Limited Partner, represent a single interest in the Partnership for that subscriber’s respective class of Interest.  An Interest in each class reflects a partner’s percentage of the Partnership’s net assets with respect to the class of Interest owned by the partner.  Although separate classes of Interests are offered, the proceeds from the sale of Interests are pooled by the Partnership and traded as a single account.  The principal differences among the separate classes of Interests offered are based on minimum investment amounts, corresponding fees and/or distribution channels through which subscribers purchase Interests.  Otherwise, holders of each class of Interests participate pro rata in the profits and losses of the Partnership and have identical rights, as Limited Partners, under the Partnership Agreement.

The Partnership offers three classes of Interests – Class A, Class B and Institutional Interests.

Class A Interests are generally intended for those subscribers purchasing Interests through a broker in an amount up to $1,499,999.

Class B Interests are generally intended for those subscribers purchasing Interests through a fee-based advisory program in an amount of up to $1,499,999.

Institutional Interests are generally intended for subscribers that (i) initially subscribe for at least $1.5 million in Interests regardless of whether they purchase their Interests through a broker or a fee based advisory program or that are (ii) entities or individuals (including their affiliates) that in the aggregate have assets of at least $25 million, or (iii) hedge and commodity funds.

(ii)          The General Partner

The General Partner of the Partnership, Altegris Portfolio Management, Inc. is an Arkansas corporation formed in 1985 as Rockwell Futures Management, Inc (“Rockwell”).  It has been registered with the CFTC as a CPO since November 1985, and has been a member of the NFA in that capacity, since December 1985.  In July 2002, all of the outstanding shares of Rockwell were sold to Altegris Capital, L.L.C. (“Altegris Capital”) and its name was changed to Altegris Portfolio Management Inc.  In 2007, the General Partner began doing business as “APM Funds.”  APM Funds’ principal office is located at 1202 Bergen Parkway, Suite 212, Evergreen, Colorado 80439 and its telephone numbers there are 858-875-8725 or 888-351-8485 and its facsimile number is 303-674-0437.  APM Funds also maintains an office at 1200 Prospect Street, Suite 400, La Jolla, California 92037 and its telephone number there is 858-459-7040 and its facsimile number is 858-456-9209.

(iii)         The Advisor

Winton Capital Management Limited, a United Kingdom company, became registered with the CFTC as a CTA in January 1998 and as a CPO in December 1998.  It is a member of the NFA.  The Advisor is also authorized and regulated by the United Kingdom’s Financial Services Authority (FSA).

(iv)         The Trading Program

The Partnership is designed to produce long-term capital appreciation through growth, and not current income.  APM Funds has selected the Advisor to trade its proprietary trading model, the Winton Diversified Program (the “Program”), on behalf of the Partnership.  The Advisor currently trades the Program in all the easily accessible and liquid commodity interests (comprising international futures, options and forward markets) that it practically can, which currently consists mainly of commodity interests that are futures, options and forward contracts and certain over-the-counter (OTC) products, such as swaps in the following areas: stock indices, bonds, short term interest rates, currencies, precious and base metals, grains, livestock, energy and agricultural products.

The Advisor’s investment technique in trading the Program consists of trading a portfolio of more than 100 commodity interests (subject to regulatory and client constraints) on major commodity exchanges and forward markets worldwide, employing a computerized, technical, principally trend-following trading system.  This system tracks the daily price movements and other data from these markets around the world, and carries out certain computations to determine each day how long or short the portfolio should be to maximize profit within a certain range of risk.  If rising prices are anticipated, a long position will be established; a short position will be established if prices are expected to fall.

The trading methods applied by the Advisor to trade the Program on behalf of the Partnership are proprietary, complex and confidential.  As a result, the following explanation is of necessity general in nature and not intended to be exhaustive.  The Advisor plans to continue the research and development of its trading methodology and, therefore, retains the right to revise any methods or strategy, including the technical trading factors used, the commodity interests traded and/or the money management principles applied.

The Program traded by the Advisor pursues a technical trend-following system.  Technical analysis refers to analysis based on data intrinsic to a market, such as price and volume.  This is to be contrasted with fundamental analysis which relies on factors external to a market, such as supply and demand.  The Program uses no fundamental factors.

A trend-following system is one that attempts to take advantage of the observable tendency of the markets to trend (that is, to move from one price point to another, either higher or lower) over a period of time, and to tend to make exaggerated movements in both upward and downward directions as a result of such trends.  These exaggerated movements are largely explained as a result of the influence of crowd psychology or the herd instinct, amongst market participants.

The Advisor developed the Program by relating the probability of the size and direction of future price movements with certain indicators derived from past price movements which characterize the degree of trending of each market at any time.

The Program is non-discretionary.  Trade selection is not subject to intervention by the Advisor and therefore is not subject to the influences of individual judgment.  As a mechanical trading system, the Program embodies the expert knowledge required to analyze market data and direct trades, thus eliminating the risk of basing a trading program on one indispensable person, and the Program’s output is rigorously adhered to in trading the portfolio and no importance is given to any external or fundamental factors.

The Advisor will select the type of order to be used in executing each trade on behalf of the Partnership and may use any type of order permitted by the exchange on which the order is placed.  The Advisor may place individual orders for each account it trades, or a block order for all accounts it trades, in which the same commodity interest is being cleared through the same clearing broker.  In the latter instance, the Advisor will allocate trades to individual accounts using a proprietary algorithm.  The aim of this algorithm is to achieve an average price for transactions as close as mathematically possible for each account.  This takes the form of an optimization process where the objective is to minimize the variation in the average traded price for each account.  On occasion, it may direct the clearing broker for the accounts to employ a neutral order allocation system to assign trades.   Partial fills will be allocated in proportion to account size.

The trading strategy and account management principles of the Program described above are factors upon which the Advisor will base its trading decisions.  Such principles may be revised from time to time by the Advisor as it deems advisable or necessary.  Accordingly, no assurance is given that all of these factors will be considered with respect to every trade or recommendation made on behalf of the Partnership or that consideration of any of these factors in a particular situation will lessen the risk of loss or increase the potential for profits.  Because the Advisor’s trading strategies and systems are proprietary, the description of its programs is general in nature and not intended to be exhaustive.

(v)          Use of Proceeds

In general, the Advisor uses between 10% and 30% of the Partnership’s assets as initial margin or as option premiums, but depending on market factors, that amount could change significantly.  All of the Partnership’s assets are available for margin.

Due to the high degree of leverage available in the futures markets (the margin deposits required to initiate individual futures positions typically range from as little as 2% up to no more than approximately 25% of contract value, and maintenance margins tend to be significantly lower), the Partnership ordinarily holds futures positions with a gross value ranging between two times and four times its net asset value, but may hold positions with a gross value outside this range from time to time.

The Partnership’s portfolio, as traded by the Advisor pursuant to the Program, consists primarily of commodity interests that are futures, options and forward contracts and certain over-the-counter (OTC) products, such as swaps in the following areas: stock indices, bonds, short term interest rates, currencies, precious and base metals, grains, livestock, energy and agricultural products.  The percentage of the Partnership’s assets allocated to any specific type of commodity interest or contract traded by the Program will vary from time to time.

Between 10% and 30% of the Partnership’s assets generally is deposited in the Partnership’s brokerage accounts, currently at Newedge USA, LLC (“Newedge”), the Partnership’s clearing broker, and/or Newedge Alternative Investment Strategies, Inc. (“NAIS”) (which may from time to time execute spot and other over-the-counter foreign exchange transactions as a counterparty to the Partnership), and is available for trading by the Advisor.  The Partnership may also retain other brokers and/or dealers from time to time to clear or execute a portion of Partnership trades made by the Advisor pursuant to the Program.  Newedge maintains the Partnership’s assets in cash or Treasury securities and credits the Partnership with interest on those assets.

A portion of the Partnership’s assets is deposited in an account in the custodial department of The Northern Trust Company, and invested in U.S. government securities, commercial paper and/or other types of high quality interest-bearing obligations at the direction of Horizon Cash Management, L.L.C. (“Horizon”).  Horizon is registered with the SEC as an investment adviser.  Horizon may use sub-advisors to attempt to increase yield.  Horizon receives fees for its services.

The balance of the Partnership’s assets is deposited in bank accounts at Wilmington Trust and is used to pay Partnership operating expenses.  The percentage of the Partnership’s assets deposited with various firms is subject to change in the General Partner’s sole discretion.

Charges

The Partnership pays all of its ongoing liabilities, expenses and costs, including the charges described in the table below.  Additional explanation of certain terms used in the chart below immediately follows it.

Fees Paid by the Partnership to Certain Entities
Entity	Form of Compensation	Amount of Compensation
APM Funds	Management fee
Class A Interests:  0.104% of the management fee net asset value of the capital account balances of all Class A Interests (1.25% per annum).

Class B Interests:  0.104% of the management fee net asset value of the capital account balances of all Class B Interests (1.25% per annum).

Institutional Interests: 0.0625% of the management fee net asset value of the capital account balances of all Institutional Interests (0.75% per annum).

Altegris Investments, other selling agents and other appropriately registered persons	Selling commissions and continuing compensation
Class A Interests: 0.166% of the month-end net asset value apportioned to each Class A Interest sold by selling agents (2% per annum). Net asset value as used in this computation is prior to any adjustment for subscriptions or redemptions effective for the end of the month.

Class A, B & Institutional Interests: Unless waived by a selling agent in whole or in part, a selling agent may charge a commission which will be paid by the subscriber to the selling agent in an amount up to 3% of the value of the Interests purchased. Any commission, if charged, will not be included as part of a subscriber’s capital contribution to the Partnership.

The Advisor	Management Fee Incentive fee
0.083% of the management fee net asset value (described below) of the capital account balances of all Interests (1.0% per annum).

20% of quarterly trading profits applicable to each Class of Interests is paid to the Advisor.

Newedge and NAIS	Brokerage commissions, fees and interest income
Brokerage commission charges of $9.75 per round-turn for trades on both U.S. exchanges and most foreign exchanges.  Brokerage commissions for certain contracts on some foreign exchanges may be substantially higher.  Transaction fees for spot and forward currency trades are at the rate of $25.00 per USD $1 million or foreign currency equivalent traded.  Certain additional charges may also apply.

Commission rates per round-turn charged by clearing brokers other than Newedge, if utilized by the Partnership, may differ and could be higher. Newedge and/or NAIS retains a portion of the interest income earned on the Partnership’s assets.
Altegris Investments (as Introducing Broker)	Brokerage commissions, transaction fees and interest income
Newedge and/or NAIS will pay Altegris a portion of the brokerage commissions and transaction fees received from the Partnership (approximately 0.30% of the Partnership’s net asset value per annum).  They will also pay Altegris Investments a portion of the interest income received on the Partnership’s assets (approximately 0.20% of the Partnership’s net asset value per annum).

APM Funds and various service providers	Periodic operating expenses, fixed administrative fee and other expenses Extraordinary expenses
Actual operation expenses incurred by the Partnership.  A fixed administrative fee is charged to Class A and Class B Interests equal to 0.0275% of the management fee net asset value of the capital account balance of all Class A and Class B Interests from June 2008 forward, which fee is payable to APM Funds to help defray the ongoing expenses of operating the Partnership (0.333% per annum).

Not subject to estimate, none to date.

“Management fee net asset value” means the net asset value apportioned to each Partner’s capital account at the beginning of the month, before deduction for any accrued incentive fees related to the current quarter.

“Net asset value” means the Partnership’s total assets less total liabilities, determined according to the following principles, and where no such principle is governing, then on the basis of generally accepted accounting principles, consistently applied.  Net asset value includes any unrealized profit or loss on open commodity interest positions.  All open commodity interest positions are valued at their market value which means the settlement price determined by the exchange on which the trade is made or the most recent appropriate quotation supplied by the Partnership’s broker or banks through which the trade is made.  If there are no trades on the date of the calculation, the contract will be valued at the nominal settlement price as determined by the exchange.  U.S. Treasury bills (not futures contracts thereon) are carried at cost plus accrued interest.

“Trading profits” (for purposes of calculating incentive fees paid by the Partnership to the Advisor only) during a calendar quarter means: cumulative realized and change in unrealized profits and losses during the quarter which result from the Advisor’s trading (over and above the aggregate of previous period profits, if any, as of the end of any prior quarter); less brokerage commissions and fees.

“Incentive fees” paid to the Advisor on trading profits are accrued for purposes of calculating net asset value only.  Incentive fees are calculated separately for each Partner’s Interest.  If trading profits for a quarter as to an Interest are negative, such losses shall constitute a “Carryforward Loss” for the beginning of the next quarter.  No incentive fees are payable as to any Interest until future trading profits as to that Interest for the following quarters exceed any Carryforward Loss.  Therefore, the Advisor will not receive an incentive fee unless it generates new trading profits for an Interest.  An incentive fee will not be refunded by virtue of subsequent losses. If a Partner makes a partial redemption from the Partnership when there is a Carryforward Loss with respect to its Capital Account, the amount of the Carryforward Loss for such Partner will be reduced for future periods by the ratio obtained by dividing the amount of the redemption by such Partner’s Capital Account prior to such redemption.  If all or some of a Partner’s Interest is redeemed at any time other than on a calendar quarter month-end, the effective date of such redemption will be treated as a calendar quarter month-end for purposes of determining the amount of such incentive fee and the definition of trading profits, and the applicable incentive fee at such time, will be charged to the redeeming Partner in the proportion that the redeemed Interest bears to such Partner’s total Interest immediately before the redemption.

Conflicts of Interest

APM Funds has not established any formal procedures to resolve conflicts of interest.  APM Funds attempts to monitor these conflicts but does not assure that these conflicts will not, in fact, result in adverse consequences to the Partnership.

Relationship between APM Funds and Altegris Investments

APM Funds and Altegris Investments are subsidiaries of the same holding company, Altegris Capital.  As general partner, APM Funds is responsible for, among other things, selecting the Partnership’s commodity broker and selling agents.  Altegris Investments is one of the selling agents for the Partnership.  As a selling agent for the Partnership, Altegris Investments receives continuing compensation from the Partnership in the form of a monthly fee allocable to the outstanding Class A Interests it sells, and may also receive selling commissions.  Altegris Investments may also receive from APM Funds a portion of its management fees.  Altegris Investments may remit all or a portion of the selling commissions, continuous compensation and/or management fees that it receives from the Partnership or APM Funds to its principals who are also principals of APM Funds.  As a result, APM Funds and its principals have a conflict of interest between their fiduciary duty to the Partnership to select selling agents that may act in the Partnership’s best interest and their interest, financial and otherwise, in having Altegris Investments act in such capacity for the Partnership.  In addition, APM Funds is responsible for selecting the Partnership’s trading advisor.  Because Altegris Investments, an affiliate of APM Funds, acts as an IB to Newedge and receives a portion of the brokerage commissions paid to Newedge and foreign exchange transaction fees paid to NAIS by the Partnership, APM Funds has a conflict of interest between its interest in selecting the best trading advisor for the Partnership and its interest in selecting a trading advisor that may trade more frequently through Newedge (or another clearing broker for which Altegris Investments may act as IB for in the future) or NAIS and in turn generate higher commission income for APM Fund’s affiliate, Altegris Investments.  In addition, Altegris Investments receives a portion of the interest income earned on the Partnerships’ assets.  The terms upon which Altegris Investments renders services to the Partnership and receives commissions, interest and continuing compensation were not negotiated at arm’s length.

Altegris Investments Acts as the Partnership’s Introducing Broker

Altegris Investments is an IB to Newedge and has introduced the Partnership’s account to Newedge, which clears the Partnership’s futures trades.  Its affiliate, NAIS, executes foreign exchange, spot and other over-the-counter transactions with the Partnership, as principal.  As such, Newedge pays Altegris Investments a portion of the brokerage commissions that are paid to it by the Partnership and NAIS pays a portion of the transaction fees it receives (approximately 0.30% of the Partnership’s net asset value per annum) and a portion of the interest income that Newedge earns on the Partnership’s assets (approximately 0.20% of the Partnership’s net asset value per annum).  Although the portion of the brokerage commissions paid by Newedge, and transaction fees by NAIS, to Altegris Investments on the Partnership’s trading was negotiated by APM Funds, the brokerage commission and transaction fee rate paid by the Partnership to Newedge and NAIS was determined by APM Funds without negotiation.  Similarly the percentage of the interest income paid by Newedge to Altegris Investments was negotiated by APM Funds.  There is no guarantee that the commission rates the Partnership pays are the lowest rates available or that the Partnership might not receive more interest income from another futures commission merchant (“FCM”).  In fact, certain other accounts of the Advisor, Newedge (and its affiliates), NAIS and Altegris Investments pay lower brokerage commission and transaction rates than those paid by the Partnership.  Future arrangements with clearing brokers other than Newedge, if entered into by the Partnership, could raise similar or different conflicts of interests, depending on the particular nature of any such arrangements.

Selling Agents and Continuing Compensation

Selling agents, including Altegris Investments, are engaged by the Partnership.  Selling agents receive continuing compensation based on the Interests sold by them that remain invested in the Partnership as of the end of each month.  Consequently, when advising clients whether to redeem their Interests, selling agents have a conflict of interest between maximizing the compensation they receive from the Partnership and giving financial advice to their clients that the selling agents believe to be in such clients’ best interests.

Other Investment Products and Customers/Compensation

Because APM Funds (an affiliate of Altegris Investments) acts as the Partnership’s general partner, and receives fees for its services in addition to those received by Altegris Investments for sales, the overall fees received by APM Funds and Altegris Investments could be higher than fees received by Altegris Investments for the sales of products for which it acts only as a selling agent.  Accordingly, Altegris Investments may have an incentive to offer and sell Interests in the Partnership instead of other products.  Altegris Investments may pay its registered representatives a higher level of compensation to sell Interests in the Partnership than it pays such representatives to sell other products, which would provide an incentive to sell Interests in the Partnership rather than other investment products.

Other Commodity Pools

APM Funds acts as the general partner for other pools.  It may have a financial incentive to favor those pools (or others it may form in the future) over the Partnership.

Possible Effects of Competition

Because other traders may use trading strategies similar to those of Winton, there may be competition for the same commodity interests.  Accounts currently managed by the Advisor seek execution of trading orders similar to those of the Partnership.  In addition, the Advisor, APM Funds, Altegris Investments, Newedge, NAIS and their affiliates may trade for their own accounts or the accounts of their principals.  Accounts managed by the Advisor and its principals are aggregated for purposes of applying speculative position limits.  If those limits apply, the Partnership’s trading patterns could change.  It is possible that those persons may take positions either similar or opposite to or ahead of positions taken by the Partnership and may compete with the Partnership for commodity positions.  It is also possible that Newedge or NAIS may have orders for certain trades from the Partnership and other accounts, including other pools operated by APM Funds, the Advisor or their affiliates, and the Partnership’s trades may be executed at more or less favorable prices.  CFTC regulations require that Newedge transmit all orders to the floor in the order in which they are received regardless of the source.  In addition, CFTC regulations prohibit commodity brokers from using knowledge of the Partnership’s trades for their or their other customers’ benefit.

Other Activities of Newedge and its Affiliates

As part of their commodity brokerage services, certain account executives of Newedge, NAIS and/or their affiliates offer and service discretionary and non-discretionary commodity account programs for customers.  The selection of commodity trades for such accounts is made by the particular account executive handling the accounts or by a CTA engaged for such purpose.  Neither Newedge nor NAIS, and their respective employees and affiliates, will perform any advisory services for the Partnership.

Duties to Contract Markets and the NFA

Certain officers, directors, employees and principals of APM Funds, Altegris Investments, Newedge, NAIS and the Advisor serve, and may serve, on various committees and boards of U.S. commodity exchanges and the NFA.  In that capacity, they may assist in establishing rules and policies, and have a fiduciary duty to the exchanges and NFA, and are required to act in their best interests, even if the action may be adverse to that of the Partnership.

Allocation of Profit and Loss

Each Limited Partner and the General Partner has a capital account, the initial balance of which consists of such Partner’s original capital contribution to the Partnership.  The Partnership has established procedures in its Partnership Agreement for allocating net profit and net loss to each Partner’s capital account.  Net profit and net loss for a period, and other adjustments to a capital account, are allocated to each Partner’s capital account in proportion to the capital account balances of all Partners holding the same Class of Interest as such Partner, as of the beginning of each month.  Adjustments to Partners’ capital accounts will be made in respect of additions or withdrawals of capital, distributions, allocations of net profit or net loss, allocations of profits or losses for federal income tax purposes, and deductions for applicable management fees, incentive fees, continuing compensation, administrative fees (in varying amounts depending on the class of Interest acquired), and all other items chargeable against Partner capital accounts pursuant to the terms of the Partnership Agreement.

Reporting

Pursuant to current CFTC Regulations, the Partnership delivers a statement of account describing the Partnership’s monthly performance.  In addition, the Partnership delivers an annual audited financial statement containing certified financial statements prepared by an independent accounting firm as well as year-end tax information about the Partnership as necessary for Limited Partners to prepare their annual federal income tax returns within ninety (90) days of the Partnership’s fiscal year end.

Items 101(h)(4)(i) through (xiii) and (x) and (xi) are not applicable.

APM Funds is registered with the CFTC as a CPO and the Advisor is registered with the CFTC as a CPO and CTA.  Both APM Funds and the Advisor are also members of NFA.

The CFTC may suspend a CPO’s or CTA’s registration if it finds that its trading practices tend to disrupt orderly market conditions or in certain other situations.  In the event that the registrations of APM Funds or the Advisor were terminated or suspended, APM Funds or the Advisor, as applicable, would be unable to continue to manage the business of the Partnership.  Should APM Funds’ or the Advisor’s registration be suspended, termination of the Partnership might result.  In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long or net short positions that any person may hold or control in particular commodities.  Most exchanges also limit the changes in futures contract prices that may occur during a single trading day.

Other than in respect of the registration requirements pertaining to the Partnership’s securities under Section 12(g) of the Securities Exchange Act of 1934, as amended, the Partnership is generally not subject to regulation by the SEC.  The Advisor is also regulated by the Financial Service Authority of the United Kingdom.

All persons who provide services directly to the Partnership (as opposed to those persons who provide services through a third-party service provider) are employed by Altegris Investments. The Partnership has no employees of its own.

Item 2:  FINANCIAL INFORMATION

(a)	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to “Item 13: Financial Statements and Supplementary Data.”  The information contained therein is essential to, and should be read in conjunction with, the following analysis.

(i)           Performance Summary

The tables below represent the actual performance of the Partnership for the previous five years and the first quarter of 2008, net of applicable fees and expenses (as described below), calculated on an accrual basis in accordance with the rules of the CFTC.  Past performance is not necessarily indicative of future performance.

As of June 2008, the Partnership’s fee and class structure changed in several respects, including changing the name of existing Class B Interests to “Institutional” Interests, increasing fees applicable to Class A Interests (acquired after June 2008), and offering  new “Class B” Interests (acquired after June 2008) with a fee structure different from that of Class A and Institutional Interests.

The Partnership began trading in November 1999 with a single class of interests (the “Original Interests”).  On June 17, 2005, the Partnership divided the Original Interests into two classes - Class A Interests and Class B Interests (now renamed as “Institutional Interests”).  These Interests differed from the Original Interests, and each other, only in the fees that they paid.  Prior to June 2005, Original Interests were subject to a 1% annual management fee, 2% annual continuing compensation, 20% incentive fee based on quarterly Trading Profits (if any) and commissions of $14 per round turn trade on US and most non-US exchanges.  From June 2005 through December 2007, Class A Interests were subject to a 0.75% annual management fee, 2% annual continuing compensation, a 20% incentive fee based on quarterly Trading Profits (if any) and commissions of $9.75 per round turn trade on US and most non-US exchanges.  From June 2005, through December 2007, Class B Interests (now renamed as “Institutional Interests) were subject to a 1.75% annual management fee, a 20% incentive fee based on quarterly Trading Profits (if any) and commissions of $9.75 per round turn trade on US and most non-US exchanges.  No continuing compensation was charged to holders of Class B Interests during the period.

Class A

November 1999 – December 2007

	2008	2007	2006	2005	2004	2003
January	3.72%	3.56%	3.76%	-5.49%	2.35%	6.26%
February	7.82%	-6.12%	-3.18%	5.32%	12.09%	12.15%
March	-1.04%	-4.08%	4.18%	4.08%	0.16%	-11.51%
April	—	5.88%	5.15%	-4.15%	-9.81%	2.04%
May	—	4.58%	-2.86%	5.77%	-0.03%	9.01%
June	—	1.64%	-1.30%	2.04%	-2.99%	-5.34%
July	—	-1.57%	-0.62%	-2.89%	0.70%	-4.67%
August	—	-1.05%	4.12%	7.48%	2.47%	0.71%
September	—	6.73%	-1.55%	-6.38%	5.30%	2.89%
October	—	2.18%	1.23%	-3.09%	3.85%	5.74%
November	—	2.30%	2.62%	6.50%	6.70%	-1.78%
December	—	-0.02%	1.61%	-4.66%	-0.56%	8.32%
Compounded Annual Rate Of Return	10.67% (3 mos)	14.02%	13.46%	3.05%	20.33%	23.39%

Class B (renamed “Institutional Class” as of June 2008)
November 1999 – December 2007

	2008	2007	2006	2005	2004	2003
January	3.80%	3.65%	3.85%	-5.49%	2.35%	6.26%
February	7.91%	-6.05%	-3.10%	5.32%	12.09%	12.15%
March	-0.96%	-4.00%	4.27%	4.08%	0.16%	-11.51%
April	—	5.97%	5.24%	-4.15%	-9.81%	2.04%
May	—	4.67%	-2.79%	5.77%	-0.03%	9.01%
June	—	1.73%	-1.22%	2.04%	-2.99%	-5.34%
July	—	-1.49%	-0.54%	-2.81%	0.70%	-4.67%
August	—	-0.97%	4.21%	7.58%	2.47%	0.71%
September	—	6.83%	-1.47%	-6.31%	5.30%	2.89%
October	—	2.26%	1.31%	-3.01%	3.85%	5.74%
November	—	2.39%	2.71%	6.59%	6.70%	-1.78%
December	—	0.06%	1.69%	-4.58%	-0.56%	8.32%
Compounded Annual Rate Of Return	10.94% (3 mos)	15.17%	14.58%	3.56%	20.33%	23.39%

(ii)           Capital Resources

Interests may be offered for sale as of the beginning, and may be redeemed as of the end, of each month.

The amount of capital raised for the Partnership should not have a significant impact on its operations, as the Partnership has no significant capital expenditure or working capital requirements other than for monies to pay trading losses, brokerage commissions and expenses.  Within broad ranges of capitalization, the Partnership’s trading positions should increase or decrease in approximate proportion to the size of the Partnership.

The Partnership raises additional capital only through the sale of Interests and capital is increased through trading profits (if any) and interest income.  The Partnership does not engage in borrowing.

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Partnership’s FCMs and brokers may require margin in excess of minimum exchange requirements.

All of the contracts currently traded by the Advisor on behalf of the Partnership are exchange-traded.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, the Partnership must rely solely on the credit of its respective trading counterparties, whereas exchange-traded contracts are generally, but no universally, backed by the collective credit of the members of the exchange.  In the future, the Partnership anticipates that it will enter into non-exchange traded foreign currency contracts and be subject to the credit risk associated with counterparty nonperformance.

In addition, the Partnership bears the risk of financial failure by Newedge or NAIS.  The Partnership’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures.  In addition, the Partnership has a policy of reviewing the credit standing of each clearing broker or counterparty with which it conducts business.

(iii)           Liquidity

The Partnership’s assets are generally held as cash or cash equivalents, which are used to margin the Partnership’s futures positions and are withdrawn to pay redemptions and expenses as needed.  Other than any potential market-imposed limitations on liquidity, the Partnership’s assets are highly liquid and are expected to remain so.  Market-imposed limitations, when they occur, can be due to limited open interest in certain futures markets or to daily price fluctuation limits, which are inherent in the Partnership’s futures trading.  Through June 30, 2008 the Partnership experienced no meaningful periods of illiquidity in any of the markets traded by the Advisor on behalf of the Partnership.

(iv)           Critical Accounting Policies

Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.  Income and losses from the Partnership are allocated pro rata among the Partners based on their respective capital accounts as of the end of each month in which the items accrue pursuant to the terms of the Partnership Agreement.

The Partnership itself is not subject to federal income taxes; each Partner reports its allocable share of income, gain, loss, deductions or credits on its own income tax return.  The Partnership accounts for subscriptions, allocations and redemptions on a per Partner capital account basis.

Cash equivalents (with the exception of certain instruments purchased under an agreement to resell) are stated at amortized cost, which approximates fair value. Instruments purchased under agreements to resell (with overnight maturities) are collateralized by U.S. Government and agency obligations and carried at the amounts at which the instruments will subsequently be resold plus accrued interest.

The Partnership’s functional currency is the U.S. Dollar; however, it transacts business in currencies other than the U.S. Dollar.  Assets and liabilities denominated in currencies other than the U.S. Dollar are translated into U.S. Dollars at the rates in effect at the date of the statement of financial condition.  Income and expense items denominated in currencies other than the U.S. Dollar are translated into U.S. Dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. Dollars are reported in income currently.

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.  The General Partner believes, based on the nature of the business and operations of the Partnership, that the estimates or assumptions relating to the application of the Partnership’s critical accounting policies are reasonable and that the use of other subjective assumptions or estimates would not be likely to result in materially different results than those presented in the Partnership’s financial statements.

(v)           Off-Balance Sheet Arrangements

The Partnership does not engage in off-balance sheet arrangements with other entities.

(vi)          Results of Operations

The Partnership’s success depends primarily upon the Advisor’s ability to recognize and capitalize on market trends in the different and varied sectors of the global commodity futures market in which it trades.

2008

First Quarter 2008.  The Partnership was profitable during the first quarter of 2008.  Trading of commodity futures contracts by the Advisor on behalf of the Partnership achieved net realized and unrealized gains of $14,601,082, while brokerage commissions of $112,921 were incurred.  During the first quarter, the Partnership accrued total expenses of $3,583,236, including $2,930,377 in incentive fees, $404,467 in management fees paid to the General Partner, and $248,392 in service and professional fees.  The Partnership earned $974,544 in interest income during the first quarter of 2008.

January of 2008 saw a sharp decline in equities mirrored by rises in bonds and interest rate futures.  The Partnership’s exposure to the equity indices was small and decreased during the month, and was more than offset by long positions in interest rate futures that were the source of a major portion of the Partnership’s profits.  Sharply lower U.S. interest rates and rises in gold and agricultural and other commodity also benefited the portfolio’s established long positions, while offsetting losses were recorded in the energy sector.  Commodity markets experienced renewed strength in February.  The Partnership’s long positions in grains, metals and energy all made positive contributions, while the U.S. Dollar renewed its overall decline towards the end of the month, causing the Partnership to profit from its long exposure to the Euro.  The Partnership lost ground in March against a background of acute and rising volatility across many markets and tightened liquidity.  Profits in March came from the currency and grain sectors, while intra-month spikes in gold and energy prices caused losses for the Partnership’s metal and energy sector positions.  Trading in most other sectors was flat, with losing sectors effectively cancelling out profitable ones.

2007

During 2007, the Partnership achieved net realized and unrealized gains of $13,737,417 from its trading of commodity futures contracts and incurred brokerage commissions of $673,161.  The Partnership accrued total expenses of 4,686,783, including $2,765,664 in incentive fees, $1,170,329 in management fees paid to the General Partner, and $750,790 in service and professional fees.  The Partnership earned $3,810,719 in interest income during 2007.  An analysis of the trading gains and losses (not adjusted for fees) by market sector for the year is as follows:

Sector                                                                           % Gain/Loss
-----------------------------------------------------------------------------------
                                Equity Index                                                                    0.09%
                               Grains                                                                               4.36%
Softs                                                                                (0.58)%
Interest Rate                                                                    3.41%
Metal                                                                                0.53%
Meats                                                                               0.14%
Energy                                                                              2.38%
Currency                                                                          5.04%
                          ----------
Total Portfolio                                                               15.36%

The Partnership generated strong gains for the year as trading by the Advisor on behalf of the Partnership generated profits in all but one of market sectors traded in 2007.  The strongest gains were made in trading in currencies, grains, interest rate markets and energy sectors, while modest profits were made in metals, meats and equity index markets.  The Partnership suffered a small loss for the year in trading soft commodity futures contracts.

Fourth Quarter 2007.  The continuing weakening of the U.S. Dollar was the dominating theme in currency markets during October.  This led to strong gains in both the Partnership’s Euro and British Pound positions.  Other sources of profitable trading included the rally in crude oil and gold prices, moves which ensured strong performance in the Partnership’s energy and metals sectors.  In November, further credit market problems, continued housing slow down and increased expectation of further rate cuts from the Fed caused U.S treasuries to rally, and the Partnership posted strong sector gains in both long- and short-term interest rates.  Although small losses were posted in the equity index sector, the results were nonetheless very encouraging particularly in light of the sharp falls in equity markets around the world.  December saw strong gains in the energy and grain markets offset by losses in major bond markets.  Crude oil prices rallied over the course of December as fears over inventory levels reappeared.  Global bond markets sold off strongly over the first half of the month, in part due to strong U.S. economic data, and also as a result of the Fed’s decision to cut rates.

Third Quarter 2007.  The main losses for the month of July were posted in the equity index and interest rate sectors as investors began scaling back their risk appetite – leading to a 3.6% drop in the S&P 500 Index for July and a sizeable reduction in expected year-end U.S. interest rates.  Currency markets endured significant volatility in the month of August, with the New Zealand and Australian Dollars in particular coming under severe pressure.  As a result, currencies posted the biggest loss for the Partnership in August.  This effect was partly offset by strong gains in the fixed income sector as the markets re-assessed the ripple effects of continuing trouble in the credit markets.  In September, the continued weakness in the U.S. Dollar led to strong gains in the Partnership’s currency trades. Similar outperformance was seen in the grain markets, where government crop reports highlighting global supply constraints supported rising commodity prices.

Second Quarter 2007.  The continued recovery in global equity markets, coupled with the strength in both the Euro and British Pound currencies were the main drivers behind the strong in performance in April.  In May, equity markets continued to rally as a combination of merger and acquisition activity and a growing appetite for risk led to an increased demand for equities across the globe.  This fed into the fixed income markets, as bonds sold off and short-term interest rate expectations increased in both the United States and Europe.  Market volatility increased in June, leading to more strong returns for the Partnership in currency markets as the Euro and British Pound currencies in particular continued to strengthen against the Dollar.  Strong returns were also posted in June for due to the Partnership’s exposure to fixed income markets, as both short- and long-term interest rate expectations rose.

First Quarter 2007.  The early rise in U.S. equity markets and the decline in crude oil prices led to significant gains in January, along with a surprise increase in U.K. interest rates, which led to strong performance from short-term interest rate positions.  The steady gains made in early 2007 in equities index positions and short-term rates were erased in several volatile trading sessions at the end of February 2007.  A sharp drop in the Chinese stock market sparked a sell-off in global equities which greatly affected fixed income markets.  In late February and early March, the Partnership’s portfolio experienced high levels of market volatility together with increased correlation across asset classes.  This led to significantly lower margin to equity and value at risk (“VaR”).  As March progressed, market volatility reduced and a recovery mainly in equity indices and currencies led to the Partnership finishing above the lows of the first few days of March.  Liquidity continued to remain strong across all asset classes.

2006

During 2006, the Partnership achieved net realized and unrealized gains of $5,465,654 from its trading of commodity futures contracts and incurred brokerage commissions of $676,866.  The Partnership accrued total expenses of $1,839,947, including $925,800 in incentive fees, $582,575 in management fees paid to the General Partner, and $331,572 in service and professional fees.  The Partnership earned $1,783,498 in interest income during 2007.  An analysis of the trading gains and losses (not adjusted for fees) by market sector for the year is as follows:

Sector                                                                           % Gain/Loss
--------------------------------------------------------------------------------------
Equity Index                                                                     10.92%
Grains                                                                                (0.79)%
Softs                                                                                  (0.44)%
Interest Rate                                                                     (2.92)%
Metal                                                                                  9.88%
Meats                                                                                (1.33)%
Energy                                                                               (2.83)%
Currency                                                                            3.52%
                           ----------
Total Portfolio                                                                 16.01%

Trading by the Advisor on behalf of the Partnership generated overall gains for the year based primarily on profits generated in only three market sectors:  equity indices, metals and currencies.  The Partnership suffered small to moderate losses for the year in the grains, softs, interest rate, meats and energy trading sectors.

Fourth Quarter 2006.  The Partnership made a modest profit in October as strong equity markets were a central theme.  U.S. stock indices reached record levels and the metals sector enjoyed a similarly bullish month.  Energy prices declined amid volatility.  In November, currencies dominated activity at month end, as the U.S. Dollar came under significant pressure and foreign exchange volatility increased with the Euro leading the charge against the U.S. Dollar.  This led to strong gains in the currency sector, along with significant gains in equity index trading.  Losses in November stemmed primarily from the energy sector, but losses also came from the interest rate sector due to a flattening of the yield curve and from metals.  The equity index sector gained as equities continued their year long rally in December.  The portfolio experienced profits in the energy sector as well due to declines in crude oil and heating oil prices, tempered by losses in the interest rate sector.

Third Quarter 2006.  Global markets traded in a relatively low volume environment for the month of July, while short-term price volatility continued to create periods of intense activity.  Remarks by the Fed led to a significant rally in fixed income markets as expectations of further rate hikes receded.  The British Pound gained strongly against the U.S. Dollar.  Metals had a quieter July but still continued to exhibit significant price volatility.  The Partnership’s VaR remained at historically low levels throughout the month of July.  Solid gains were recorded in August in fixed income and currencies against modest losses in energies.  Currencies were the strongest performing sector as the result of market expectations for EU interest rate rises and poor economic data from Japan, which also assisted the strong gains in fixed income, as Japanese bonds surged and U.S. and European bonds moved higher.  Energies posted modest losses as prices fell throughout the month, while metals posted small gains.  The Partnership experienced solid performance in the fixed income during September due to perceptions that the interest rate cycle had turned in the U.S.  Equities also rallied across Europe and Asia.  A combination of factors, including relative calm in the Middle East and growing crude inventories, led to a strong decline in the price of oil that caused the Partnership’s energy portfolio to be the worst performing sector in September.  Metals also declined, while currency markets were range bound.

Second Quarter 2006.  In April, the Partnership experienced strong gains led by the continuing surge in the metals and interest rate sectors, with modest to small gains in index trading and softs.  Currencies were the only sector to experience moderate losses, with the remaining sectors being either flat or slightly in the negative.  May saw a reversal to the negative side in several sectors, with the most notable being currencies.   In June, the Partnership’s portfolio experienced an increase in volatility in global financial markets that led to risk reduction in portfolios across the board.  This resulted in a subsequent decline in market activity for much of June.  Fixed income posted modest losses as did equity returns Energies produced modest gains as energy futures finished mostly higher on concern that peak gasoline demand during the holiday period will strain fuel supplies.

First Quarter 2006.  January saw strong gains in equities and metals against modest losses in fixed income and currency markets.  Higher equity and lower fixed income prices were largely a result of better than expected sentiment indicators and company earnings reports, with the currency markets remaining mostly directionless throughout the month.  Metal and energy prices were bolstered by continuing demand from China and the Iranian nuclear situation.  Sugar prices soared as Brazil announced it was directing sugar cane into the production of ethanol.  Currencies were the main focus of attention in the latter half of February, as the Yen enjoyed strong buying support. Gains were made in short-term rates as a strong U.S. economy led to a flattening yield curve.  As equity markets continued a bullish run, the energy sector in February experienced continued volatility.  In March, financial markets were somewhat range bound as foreign exchange markets in particular enjoyed a period of relative calm.  The majority of portfolio gains were made in the interest rate and metals sectors.

Item 3:  PROPERTIES

The Partnership does not own or use any physical properties in the conduct of its business.  Employees of Altegris Investments perform all administrative services for the Partnership from offices at 1202 Bergen Parkway, Suite 212, Evergreen, Colorado 80439 or at 1200 Prospect St., Suite 400, La Jolla, California 92037.

Item 4:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security ownership of certain beneficial owners

Not applicable.

(b)	Security Ownership of Management

The Partnership has no officers or directors.  Under the terms of the Partnership Agreement, the Partnership’s affairs are managed by APM Funds, which has delegated discretionary authority over the Partnership’s trading to the Advisor.  As of July 1, 2008, APM Funds’ general partner interest in the Partnership was valued at $3,381, which constituted 0.0017% of the Partnership’s total assets.  As of July 1, 2008, the following directors and executive officers of APM Funds owned Interests in the Partnership.

Class	Name and Address	Value of Interests		Percentage Ownership
		Held Directly	Held Indirectly	Held Directly	Held Indirectly
B	Jon C. Sundt 1200 Prospect Street Suite 400 La Jolla, CA 92037		$23,721*		0.01%
B	Robert J. Amedeo 1200 Prospect Street Suite 400 La Jolla, CA 92037	$45,636		0.02%
B	Richard Pfister 1200 Prospect Street Suite 400 La Jolla, CA 92037	$17,791		0.01%
* Interests attributed to Mr. Sundt indirectly are held through a family trust established for estate planning purposes for which Mr. Sundt serves as a trustee.

(c)	Changes in Control

None.

Item 5:  DIRECTORS AND EXECUTIVE OFFICERS

(a), (b)     Identification of Directors and Executive Officers.

As a limited partnership, the Partnership itself has no officers, directors or employees.  The Partnership’s affairs are managed by APM Funds (although it has delegated trading and investment authority to the Advisor and administrative duties to Altegris Investments, which is wholly-owned by Altegris capital).  Altegris Capital is owned by Messrs. Jon C. Sundt (directly and indirectly through family trusts), Robert J. Amedeo, Matthew C. Osborne and Richard G. Pfister.  Messrs. Sundt, Amedeo and Osborne founded Altegris Capital in February 2002.  Mr. Pfister became a member in April 2004.  Each of Messrs. Sundt, Amedeo, Osborne and Pfister is a director of APM Funds.  Altegris Capital is a holding company and is not actively engaged in any business.

Jon C. Sundt, born in 1961, has been a director of APM Funds since July 2002, and became its President in October 2004.  Between July 2002 and October 2004, he served as Vice President and Treasurer of APM Funds.  He has been the President and a Director of Altegris Investments, an IB and Broker-Dealer and affiliate of APM Funds, and has acted as one of the managing members of Altegris Capital since July 2002.  Mr. Sundt is the President of International Traders Research, Inc. (“ITR”) a company that he founded in August 1996.  ITR provides informational and research services to Altegris Investments and its clients and other subscribers.  ITR produces a quarterly publication and provides subscribers software that tracks over 400 CTAs.

Mr. Sundt attended the University of California San Diego.  He has been registered with the CFTC and has been an NFA Associated Member since January 1988, and has been involved in the managed futures industry since that time. Mr. Sundt has been a speaker and panelist at various managed futures and hedge fund conferences.

Robert J. Amedeo, born in 1953, has been a director of APM Funds since July 2002.  In October 2004, he became APM Funds’ Vice President, a position he currently holds.  Between July 2002 and October 2004, he acted as the President APM Funds.  Since July 2002 he has acted as one of the managing members of Altegris Capital.  He now acts as an Executive Vice President and a Director of Altegris Investments where his duties include business development.  Mr. Amedeo has been a Vice President, Secretary and Director of ITR since July 2002.  Until December 2003, he also acted as President of NLS Asset Management Inc., a CTA engaged in market research.

Mr. Amedeo is a graduate of Northwestern University and received a Juris Doctor degree from DePaul University.  He has practiced securities and commodity law with a government regulatory agency and a Chicago law firm.  He has been registered with CFTC and has been an NFA Associated Member since November 1985, and has been involved in the managed futures industry since that time; he has served on a number of regulatory committees and currently acts for the NFA as the Chairman of its CPO/CTA Advisory Committee.

           Matthew C. Osborne, born in 1964, has served as a Vice President and Secretary of APM Funds since July 2002.  He currently acts as Executive Vice President and Chief Investment Officer of Altegris Investments.  Since July 2002 he has acted as one of the managing members of Altegris Capital.  He also has acted as a Vice President, the Treasurer and a Director of ITR since July 2002.  Mr. Osborne has been registered with the CFTC and has been an NFA Associated Member since November 1997, and has been involved in the managed futures industry since that time.  His experience includes employment with a large commodity brokerage firm and a private investment fund in New Zealand where he formulated investment policy, allocated assets globally and selected hedge funds for a $200 million portfolio.  Mr. Osborne also was employed by New Zealand’s largest private company, the Caxton Group, where he specialized in interest rate and currency risk management, budget and cash flow management and corporate finance.

Richard Pfister, born in 1971, has been a Vice President of APM Funds since October 2004 where he is responsible for research and product development.  He also has been a member of Altegris Capital since April 2004.   Currently Executive Vice President, since July 2002 he also has served Altegris Investments in Institutional Research and Sales, where his primary responsibilities include researching alternative investments, conducting due diligence, and providing support to institutional clientele.

Mr. Pfister graduated from the University of San Diego with B.A. degree in Business with a concentration in finance.  Mr. Pfister has been registered with the CFTC and has been an NFA Associated Member since September 1997 and has been involved in the managed futures industry since that time. He earned the Chartered Alternative Investments Analyst (CAIA) designation in September 2003.

David P. Mathews, born in 1963, and Gail M. Rich, born in 1956, were named principals of APM Funds in April 2008.  Neither Mr. Mathews nor Ms. Rich holds director or officer positions with APM nor do they participate in making trading or operational decisions for the Partnership.

None of the individuals listed above currently serves as a director of a public company.

 (c)           Identification of Certain Significant Employees

None.

(d)           Family Relationships

None.

(e)           Business Experience

See above.

(f)           Involvement in Certain Legal Proceedings.

None.

(g)           Promoters and Control Persons

Not Applicable.

Item 6:  EXECUTIVE COMPENSATION

The Partnership itself has no officers, directors or employees.  None of the principals, officers or employees of APM Funds or Altegris Investments receives compensation from the

Partnership.  All persons serving in the capacity of officers or executives of APM Funds, the general partner of the Partnership, are compensated by Altegris Investments and/or Altegris Capital (parent company of APM Funds and Altegris Investments) in respect of their respective positions with Altegris Investments or Altegris Capital.  APM Funds receives a monthly management fee equal to 1/12 of 1.25% of the management fee net asset value of the capital account balances attributable to Class A and Class B Interests and equal to 1/12 of 0.75% of the management fee net asset value of the capital account balances attributable to Institutional Interests.  APM Funds also receives a monthly administrative fee equal to 1/12 of 0.333% of the management fee net asset value of the capital account balances attributable to Class A and Class B Interests.

Altegris Investments, an affiliate of APM Funds, receives continuing monthly compensation from the Partnership equal to 1/12 of 2% of the month-end net asset value of Class A Interests sold by Altegris Investments.

The Partnership has no other compensation arrangements.  There are no compensation plans or arrangements relating to a change in control of the Partnership or APM Funds.

Item 7:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

See “Item 6: Executive Compensation” and “Item 4: Security Ownership of Certain Beneficial Owners and Management.”

The Partnership paid to APM Funds monthly management fees totaling $404,467 for the three-month period ended March 31, 2008, a total of $1,170,328 for the 2007 fiscal year, and a total of $582,575 for the 2006 fiscal year.  Administrative fee charges commenced in June of 2008 and such fees were not charged during the three-month period ended March 31, 2008 or during the 2007 and 2006 fiscal years.

The Partnership paid to Altegris Investments monthly continuing compensation of $104,573 for the three-month period ended March 31, 2008, a total of $272,207 for the 2007 fiscal year, and a total of $215,728 for the 2006 fiscal year.  In addition, Altegris, in its capacity as the IB for the Partnership, receives from the Partnership’s clearing broker (i.e., Newedge from June 2007 to date, and MF Global Inc. from inception through June 2007) the following compensation: (i) a portion of the brokerage commissions paid by the Partnership to Newedge, and of the interest income earned on Partnership’s assets held at  Newedge, equal to $125,249 for the three-month period ended March 31, 2008, and $251,898 for the period from June 2007 through December 2007; (ii) a portion of the brokerage commissions paid by the Partnership to MF Global, Inc., and of the interest income earned on Partnership’s assets held at MF Global, Inc., equal to $ $261,434 for the period from January 2007 through June 2007.  For periods prior to 2007, brokerage commission and interest income data reflecting compensation paid by MF Global, Inc. to Altegris was aggregated for all accounts for which Altegris acted as IB, and data systems in use by Altegris prior to January 2007 were not designed to readily disaggregate such data on an account-by-account basis.  As of July 2008, the Partnership anticipates, but has not yet commenced entry into, spot and other foreign exchange over-the-counter transactions with NAIS as principal counterparty.  Upon commencement of such transactions between the

Partnership and NAIS, Altegris Investments, in its capacity as IB for the Partnership, will receive a portion of the transaction fees received by NAIS.

The Partnership has not and does not make any loans to the General Partner, its affiliates, their respective officers, directors or employees or the immediate family members of any of the foregoing, or to any entity, trust or other estate in which any of the foregoing has any interest, or to any other person.

None of the General Partner, its affiliates, their respective officers, directors and employees or the immediate family members of any of the foregoing, or any entity trust or other estate in which any of the foregoing has any interest has, to date, sold any asset, directly or indirectly, to the Partnership.

The Partnership has no directors, officers or employees and is managed by the General Partner.  The General Partner is managed by its principals, none of whom is independent of the General Partner.

Any contract for services between the Partnership and APM Funds or its affiliates may be canceled on sixty (60) days written notice without penalty upon the affirmative vote of all Limited Partners at a meeting called in accordance with the terms of the Partnership Agreement.

The Advisor is not affiliated with the Partnership, APM Funds or Altegris Investments.

Item 8:  LEGAL PROCEEDINGS

The Partnership is not aware of any pending legal proceedings to which either the Partnership is a party or to which any of its assets are subject.  In addition there are no pending material legal proceedings involving APM Funds.  The Partnership has no subsidiaries.

Item 9:  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)	Market information

There is no trading market for the Interests, and none is likely to develop.  Interests may be redeemed or transferred subject to the conditions imposed by the Partnership Agreement.

(b)	Holders

As of July 1, 2008 there were 1,249 holders of Interests.

(c)	Dividends

APM Funds has sole discretion in determining what distributions, if any, the Partnership will make to its investors.  To date no distributions or dividends have been paid on the Interests, and APM has no present intention to make any.

(d)	Securities Authorized for Issuance under Equity Compensation Plans

None.

Item 10:  RECENT SALES OF UNREGISTERED SECURITIES

Interests are sold on a monthly basis through Altegris Investments and other broker-dealers retained by APM Funds to act as selling agents to the Partnership.  The offering price of Interests is the amount of capital contributed by a given Limited Partner.

Between January 2005 and June 2008, the Partnership issued Interests to both new and existing Limited Partners in monthly closings as set forth in the following chart.

Date of Closing	Number of Investors (New and Existing)	Dollar Amount of Interests Sold
January 3, 2005	4	$880,000.00
February 1, 2005	14	$670,581.57
March 1, 2005	6	$348,700.00
April 1, 2005	12	$1,546,725.00
May 2, 2005	11	$626,985.00
June 1, 2005	8	$625,000.00
July 1, 2005	11	$1,200,000.00
August 1, 2005	12	$7,390,586.00
September 1, 2005	16	$2,753,689.00
October 3, 2005	2	$1,581,715.33
November 1, 2005	11	$815,360.00
December 1, 2005	5	$336,928.61

January 2, 2006	2	$950,000.00
February 1, 2006	7	$9,159,976.91
March 1, 2006	5	$646,250.00
April 3, 2006	7	$2,939,250.00
May 1, 2006	7	$2,199,250.00
June 1, 2006	9	$3,228,000.00
July 3, 2006	4	$442,000.00
August 1, 2006	9	$395,651.14
September 1, 2006	13	$1,166,000.00
October 2, 2006	11	$684,000.00
November 1, 2006	14	$10,758,728.44
December 1, 2006	12	$1,637,400.00

January 2, 2007	20	$9,219,000.00
February 1, 2007	15	$1,287,925.00
March 1, 2007	34	$7,643,625.00
April 2, 2007	22	$4,862,070.51

Date of Closing	Number of Investors (New and Existing)	Dollar Amount of Interests Sold
May 1, 2007	14	$1,986,300.00
June 1, 2007	13	$1,735,000.00
July 2, 2007	14	$5,426,951.42
August 1, 2007	20	$1,684,670.60
September 3, 2007	15	$1,865,222.45
October 1, 2007	11	$748,968.36
November 1, 2007	22	$2,091,596.33
December 3, 2007	30	$3,109,790.94

January 2, 2008	55	$12,616,773.24
February 1, 2008	57	$7,365,692.62
March 3, 2008	77	$8,173,434.32
April 1, 2008	188	$17,980,578.59
May 1, 2008	226	$21,901,006.14
June 2, 2008	372	$28,912,383.71
July 1, 2008	75	$13,919,150.00

The Interests were privately offered and sold to either “accredited investors” as defined in Rule 501(a) under the Securities Act, or to not more than 35 non-accredited investors that have, or who the Partnership reasonably believes has, such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of the prospective investment.  All Interests in the Partnership were sold in reliance on the exemption from registration provided by Rule 506 under the Securities Act; and in each case to persons with whom the Partnership, APM Funds, Altegris Investments or other selling agents acting on behalf of APM Funds, had a pre-existing substantive relationship and with respect to whom it had been determined that the Interests were a suitable investment.

No underwriting commissions or underwriting discounts were paid by the Partnership in connection with the sale of the Interests.  Compensation paid to selling agents is described under Item 1.

Item 11:  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The securities to be registered are Limited Partnership Interests.  Each Limited Partner in the Partnership has a separate capital account.

Dividend Rights.  APM Funds has sole discretion in determining what distributions of profits and income, if any, are made to investors.  Due to the capital appreciation investment objective of the Partnership and the fact that Interests may be redeemed monthly (see below), APM Funds does not anticipate making distributions.

Redemption Provisions.  Limited Partners may require the Partnership to redeem some or all of their Interest in the Partnership as of the end of any month on fifteen (15) days’ prior written notice to APM Funds.  APM Funds may declare additional redemption dates upon notice to the Limited Partners.  Redemptions will be paid only if (a) all liabilities, contingent or otherwise, of the Partnership (except any liability to partners on account of their capital contributions) have been paid or there remains property of the Partnership sufficient to pay them as required under CULPA, and (b) APM Funds has received a timely request for redemption.  Upon redemption, a partner (or any assignee of whom the General Partner has received notice as described below) receives from the Partnership, an amount equal to the Net Asset Value of the Interest less any amount owing by such partner (and assignees, if any) to the Partnership.  The Partnership or APM Funds may call and redeem Interests owned by any or all Limited Partners.  Payment of redemption proceeds generally is made within thirty (30) business days after the effective date of redemption, except that under certain special circumstances (for example, inability to liquidate commodity positions as of a date of redemption, or default or delay in payments due the Partnership from commodity brokers, banks, commodity pools or other persons) the Partnership may delay payment to partners requesting redemption of Interests of the proportionate part of the Net Asset Value of the Interests equal to that proportionate part of the Partnership’s Net Asset Value represented by the sums which are the subject of certain defaults or delays.

Voting Rights.  The Partnership Agreement gives APM Funds the exclusive power to conduct the business of the Partnership.  Limited Partners generally have no right to vote and have no right to participate in management of the Partnership.  If APM Funds deems doing so necessary or desirable, it may amend the Partnership Agreement with the consent of Limited Partners owning more than 50% of the Interests then owned by all Limited Partners.  At a meeting called in accordance with the Partnership Agreement, upon the affirmative vote (in person or by proxy) of Limited Partners owning more than 50% of the Interests then owned by the Limited Partners (or as otherwise provided for by state law), the following actions may be taken without the consent of APM Funds: (i) the Partnership Agreement may be amended in accordance with and only to the extent permissible under CULPA, provided, however, that consent of all Limited Partners is required for amendments requiring consent of all Limited Partners (i.e., changing or altering the provisions of the Partnership Agreement relating to amendments and meetings, extending the term of the Partnership, reducing the capital account of any partner or modifying the percentage of profits, losses or distributions to which any partner is entitled); in addition, reduction of the capital account of any assignee or modification of the percentage of profits, losses or distributions to which an assignee is entitled can not be effected by amendment or supplement to the Partnership Agreement without the assignee’s consent; (ii) the Partnership may be dissolved; (iii) APM Funds may be removed as general partner and replaced; (iv) a new general partner or general partners may (to the extent permitted by CULPA) be elected if APM Funds elects to withdraw from the Partnership; (v) the sale of all or substantially all of the assets of the Partnership may be approved; and (vi) any contract for services with APM Funds or its affiliates may be canceled on sixty (60) days written notice without penalty.

Liquidation Rights.  Upon the occurrence of an event causing the dissolution of the Partnership, the Partnership will terminate and be dissolved.  Dissolution, payment of creditors and distribution of Partnership assets will be effected as soon as practicable in accordance with CULPA.

Liability of the Limited Partners.  Except as otherwise provided by law, the Interests, when purchased in accordance with the Partnership Agreement, are fully paid and non-assessable.  APM Funds will be liable for all obligations of the Partnership to the extent that the assets of the fund are insufficient to discharge such obligations.  No Limited Partner will be liable for the Partnership’s obligations in excess of the capital contributed by such Limited Partner, plus the Limited Partner’s share of undistributed profits and assets (including the Limited Partner’s obligation, as required by law, under certain circumstances to return to the Partnership distributions and returns of contributions).

Restrictions on Alienability.  The Interests are subject to restrictions on alienability.  Each Limited Partner expressly agrees in the Partnership Agreement that he will not assign, transfer or dispose of, by gift or otherwise, any of his Interest or any part of all of his right, title and interest in the capital or profits of the Partnership without the written consent of APM Funds.

The following sections of Item 202 of Regulation S-K are not applicable to the Interests: (a)(1)(ii), (iii), (vi), (viii), (xi); (a)(2) through (5); (b) through (f).

Item 12:  INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Partnership Agreement provides that, to the extent permitted by law, APM Funds and any affiliate engaged in the performance of services on behalf of the Partnership is indemnified for any liability or loss suffered by APM Funds or such affiliate and has no liability to the Partnership or to any Limited Partner for any liability or loss suffered by the Partnership which arises out of any action or inaction of APM Funds or such affiliate if (i) APM Funds has determined, in good faith, that such course of conduct was in the best interests of the Partnership and (ii) such liability or loss was not the result of negligence or misconduct by APM Funds or any such affiliate.

APM Funds and its affiliates are indemnified for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) approves indemnification of litigation costs if a successful defense is made.

Any amounts payable to APM Funds or its affiliates under the indemnification provisions of the Partnership Agreement are recoverable only out of the assets of the Partnership and not from the Limited Partners.  The Partnership will not incur the cost of that portion of liability insurance which insures APM Funds and its affiliates for any liability as to which APM Funds and its affiliates are prohibited from being indemnified.

The Partnership may advance to APM Funds and its affiliates legal expenses and other costs incurred as a result of legal action initiated against it or its affiliates is permissible if the following conditions are satisfied: (i) the legal action relates to the performance of duties or services by APM Funds or its affiliates on behalf of the Partnership; (ii) APM Funds or its affiliates undertake to repay the advanced funds to the Partnership in cases in which they would not be entitled to indemnification.

Item 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements required by this item are included herewith following the Index to Financial Statements and are incorporated by reference into this Item 13.  The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

Item 14:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15:  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

The financial statements filed as a part of the Registration Statement on Form 10 are identified in the Index to Financial Statements appearing after the signature page hereof, which is incorporated by reference into this Item 15.

(b)	Exhibits

The following documents are filed herewith and made part of this Registration Statement.

Exhibit Designation	Description
3.1	Certificate of Formation of Winton Futures Fund, L.P. (US)
4.1	First Amended Agreement of Limited Partnership of Winton Futures Fund, L.P. (US)
10.1	Advisory Contract between Winton Futures Fund, L.P. (US), Rockwell Futures Management, Inc.* and Winton Capital Management Limited and Amendment thereto dated June 1, 2008
10.2	Introducing Broker Clearing Agreement between Fimat USA LLC** and Altegris Investments, Inc.
10.3	Subscription Agreement and Power of Attorney
10.4	Form of Selling Agency Agreement
* Rockwell Futures Management, Inc. is now Altegris Portfolio Management, Inc.
** Fimat USA, LLC is now Newedge USA, LLC

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 30, 2008	WINTON FUTURES FUND, L.P. (US) By: ALTEGRIS PORTFOLIO MANAGEMENT, INC. (d/b/a APM Funds), its general partner /s/ John C. Sundt John C. Sundt, President

Index to Financial Statements

Winton Futures Fund, L.P.

Financial Statements, Years Ended December 31, 2007 and 2006

•	Affirmation of the Commodity Pool Operator

•	Report of Independent Registered Public Accounting Firm

•	Statements of Financial Condition

•	Condensed Schedules of Investments

•	Statements of Operations

•	Statements of Changes in Partners’ Capital (Net Asset Value)

•	Statements of Cash Flows

•	Notes to Financial Statements

Financial Statements, March 31, 2008 (unaudited)

•	Statement of Financial Condition

•	Condensed Schedule of Investments

•	Statements of Operations

•	Statements of Changes in Partners’ Capital (Net Asset Value)

•	Statement of Cash Flows

•	Notes to Financial Statements

Altegris Portfolio Management, Inc.

Balance Sheets, as of March 31, 2008 and December 31, 2007

•	Report of Independent Registered Public Accounting Firm

•	Balance Sheets

WINTON FUTURES FUND, L.P. (US)

FINANCIAL STATEMENTS

YEARS ENDED

December 31, 2007 AND 2006

WINTON FUTURES FUND, L.P. (US)

____________

_____________

PAGES
Affirmation of the Commodity Pool Operator	A-1
Report of Independent Registered Public Accounting Firm	A-2
Financial Statements
Statements of Financial Condition	A-3
Condensed Schedules of Investments	A-4 – A-5
Statements of Operations	A-6
Statements of Changes in Partners’ Capital (Net Asset Value)	A-7
Statements of Cash Flows	A-8
Notes to Financial Statements	A-9 – A-14

WINTON FUTURES FUND, L.P. (US)
AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the Partners of
Winton Futures Fund, L.P. (US)

To the best of the knowledge and belief of the undersigned, the information contained in this Annual Report for the years ended December 31, 2007 and 2006 is accurate and complete.

By:	/s/ Robert J. Amedeo
Altegris Portfolio Management, Inc.
Commodity Pool Operator for
Winton Futures Fund, L.P. (US)
By: Robert J. Amedeo, Vice President

 SPICER JEFFRIES LLP
CERTIFIED PUBLIC ACCOUNTANTS

5251 SOUTH QUEBEC STREET • SUITE 200
GREENWOOD VILLAGE, COLORADO 80111
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Winton Futures Fund, L.P. (US)

We have audited the accompanying statements of financial condition, including the condensed schedules of investments of Winton Futures Fund, L.P. (US) (A Colorado Limited Partnership) as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winton Futures Fund, L.P. (US) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 18, 2008

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
Equity in FIMAT USA, Inc. account
Cash	$25,952,767	$20,786,496
Unrealized gain on open commodity futures contracts	1,354,533	2,094,290
Interest receivable	53,503	55,248
	27,360,803	22,936,034

Cash and cash equivalents	84,729,844	44,437,784
Other assets	1,125	1,125
Total assets	$112,091,772	$67,374,943

LIABILITIES
Commissions payable	$31,362	$35,826
Management fee payable	115,550	68,970
Service fees payable	59,483	28,148
Incentive fee payable	988.849	657,802
Redemptions payable	4,725,873	1,469,975
Subscriptions received in advance	10,612,046	7,929,000
Other liabilities	43,748	24,127
Total liabilities	16,576,911	10,213,848

PARTNERS' CAPITAL (NET ASSET VALUE)
General Partner	2,899	2,543
Limited Partners	95,511,962	57,158,552
Total partners' capital (Net Asset Value)	95,514,861	57,161,095

Total liabilities and partners' capital	$112,091,772	$67,374,943

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2007 AND 2006

	Range of Expiration Date	Number of Contracts	Market Value	% of Partners Capital
INVESTMENTS AT DECEMBER 31, 2007

LONG FUTURES CONTRACTS:
Agriculture	Jan-Dec 08	684	$1,060,910	1.11%
Currencies	Mar 08 Jun 09	2,218	64,435	0.07%
Energy	Jan- Apr 08	125	537,853	0.56%
Interest Rates	Jan 08 -Jun 09	320	(55,484)	(0.06)%
Metals	Jan - Apr 08	223	(202,035)	(0.21)%
Stock Indices	Jan - Mar 08	476	16,876	0.02%
Treasury Rates	Mar-08	515	(103,751)	(.11)%

Total long futures contracts		4,561	1,318,804	1.38%

SHORT FUTURES CONTRACTS:
Agriculture	Feb - May 08	171	(147,729)	(0.15)%
Currencies	Mar - 08	47	(40,394)	(0.04)%
Energy	Feb - 08	25	(63,820)	(0.07)%
Interest Rates	Mar 08 - Mar 09	371	(36,278)	(0.04)%
Metals	Jan - Mar 08	108	307,743	0.32%
Stock Indices	Mar - 08	8	18,379	0.02%
Treasury Rates	Mar - 08	76	(2,172)	0.00%

Total short futures contracts		806	35,729	0.04%
BALANCES, DECEMBER 31, 2007		5,367	$1,354,533	1.42%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2007 AND 2006

	Range of Expiration Date	Number of Contracts	Market Value	% of Partners Capital
INVESTMENTS AT DECEMBER 31, 2006

LONG FUTURES CONTRACTS:
Agriculture	Feb - Mar 07	161	$48,855	0.09%
Currencies	Mar 07 – Jun 08	1,209	126,408	0.22%
Metals	Jan - Apr 07	220	27,932	0.05%
Stock Indices	Jan - Mar 07	876	619,691	1.08%
Treasury Rates	Mar - Jun 07	508	(205,689)	(.036)%

Total long futures contracts		2,974	617,197	1.08%

SHORT FUTURES CONTRACTS:
Agriculture	Jan - May 07	214	(150,444)	(0.26)%
Currencies	Mar - Sep 07	519	759,649	1.33%
Energy	Jan – Mar 07	196	676,833	1.18%
Interest Rates	Mar 07 - Mar 08	1,578	214,535	0.38%
Metals	Jan - Mar 07	63	(79,026)	(0.14)%
Stock Indices	Mar - 07	161	36,847	0.06%
Treasury Rates	Mar – Jun 07	396	18,699	0.03%

Total short futures contracts		3,127	1,477,093	2.58%
BALANCES, DECEMBER 31, 2006		6,101	$2,094,290	3.66%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
TRADING GAINS (LOSSES)
Gain (Loss) on trading of commodity futures contracts
Realized	$15,150,335	$4,746,506
Change in unrealized	(739,757)	1,396,014
Brokerage commissions	(673,161)	(676,866)
Gain from trading	13,737,417	5,465,654

NET INVESTMENT (LOSS)
Income
Interest income	3,810,719	1,783,498

Expenses
General Partner management fee	1,170,329	582,575
Service fees	536,306	245,933
Incentive fee	2,765,664	925,800
Professional fees	214,484	85,639

Total expenses	4,686,783	1,839,947

Net investment (loss)	(876,064)	(56,449)

NET INCOME	$12,861,353	$5,409,205

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (NET ASSET VALUE)
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Total	Class A	Class B	Special Interests	General Partner

Balances as December 31, 2005	$24,286,007	$9,533,419	$8,176,132	$6,574,214	$2,242
Capital additions	34,206,507	8,446,507	24,470,000	1,290,000	—
Capital withdrawals	(6,731,323)	(2,831,788)	(3,899,535)	—	—
Net income	5,409,205	1,569,448	2,786,282	1,053,174	301
Offering costs	(9,300)	(2,651)	(4,884)	(1,765)	—
Balances at December 31, 2006	57,161,095	16,714,934	31,527,995	8,915,623	2,543
Transfer	—	(1,127,544)	1,127,544	—	—
Capital additions	41,661,121	18,167,321	22,673,800	820,000	—
Capital withdrawals	(16,152,642)	(2,299,027)	(12,633,615)	(1,220,000)	—
Net income	12,861,353	4,051,251	7,557,205	1,252,541	356
Offering costs	(16,066)	(5,436)	(9,077)	(1,553)	—
Balances at December 31, 2007	$95,514,861	$35,501,499	$50,243,852	$9,766,611	$2,899

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net income	$12,861,353	$5,409,205
Adjustments to reconcile net income to net cash from (for) operating activities:
Decrease (increase) in commodity futures trading accounts:
Cash	(5,166,271)	(13,081,1120
Unrealized gain on open commodity futures contracts	739,757	(1,396,014)
(Increase) decrease in interest receivable	1,745	(43,372)
Increase (decrease) in commissions payable	(4,464)	(8,904)
Increase in management fee and service fees payable	77,915	53,217
Increase in incentive fee payable	331,047	655,795
Increase in other liabilities	19,621	6,058
Net cash from (for) operating activities	8,860,703	(8,387,319)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital withdrawals	(12,896,744)	(5,504,260)
Capital contributions	44,344,167	41,685,507
Offering costs	(16,066)	(9,300)
Net cash from financing activities	31,431,357	36,171,947
NET INCREASE IN CASH AND CASH EQUIVALENTS	40,292,060	27,784,628
CASH, at beginning of year	44,437,784	16,653,156
CASH, at end of year	$84,792,844	$44,437,784

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -                              ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

General Description of the Partnership

The Partnership was organized as a limited partnership in Colorado in March 1999, and will continue until December 31, 2035, unless sooner terminated as provided for in the Amended Agreement of Limited Partnership (“Agreement”).  The Partnership’s general partner is Altegris Portfolio Management, Inc. (the “General Partner”).  The Partnership speculatively trades commodity futures contracts, options on futures contracts, forward contracts and other commodity interests.  The objective of the Partnership’s business is appreciation of its assets.

Valuation of Investments

Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.

Capital Accounts and Allocation of Income and Losses

The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis.

Income and losses from Winton Futures Fund, L.P. (the “Partnership”) are allocated pro rata among the partners based on their respective capital accounts as of the end of each month in which the items accrue pursuant to the terms of the Amended Agreement of Limited Partnership.

Income Taxes

The Partnership is not subject to federal income taxes; each partner reports his allocable share of income, gain, loss, deductions or credits on their own income tax return.

Cash and Cash Equivalents

Cash equivalents represent short-term highly liquid investments with maturities of 90 days or less and include money market accounts, securities purchased under agreements to resell, commercial paper, and U.S. Government and agency obligations with variable rate and demand features that qualify them as cash equivalents.  These cash equivalents, with exception of securities purchased under agreement to resell, are stated at amortized cost, which approximates fair value.  Securities purchased under agreements to resell, with overnight maturity, are collateralized by U.S. Government and agency obligations, and are carried at the amounts at which the securities will subsequently be resold plus accrued interest.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Method of Reporting

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Reclassification

Certain amounts in the 2006 financial statements were reclassified to conform with the 2007 presentation.

Recently Issued Accounting Pronouncement

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The implementation of FAS 157 is not expected to have a material impact on the Partnership’s financial statements.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -	AGREEMENTS AND RELATED PARTIES

Advisory Contract

The Partnership’s trading activities are conducted pursuant to an advisory contract with Winton Capital Management, Limited (“Advisor”).  The Partnership pays the Advisor a quarterly incentive fee of 20% of the trading profits (as defined).  However, the quarterly incentive fee is payable only on cumulative profits achieved from commodity trading (as defined).

Brokerage Agreements

FIMAT USA, LLC became the Partnership’s commodity broker (the “Clearing Broker”) during 2007, pursuant to the terms of a brokerage agreement. Prior to FIMAT USA, LLC, Man Financial Inc. acted as the Partnership’s commodity broker.  The Partnership pays brokerage commissions to the Clearing Broker for clearing trades on its behalf.

General Partner Management Fee

The General Partner receives from the Partnership a monthly management fee equal to 0.0625% (0.75% annually) for Class A, 0.146% (1.75% annually) for Class B, and currently 0.125% (1.5% annually) for Special Interests of the Partnership’s management fee net asset value (as defined).  The General Partner may declare any limited partner a “Special Limited Partner” and the management fees or incentive fees charged to any such partner may be different than those charged to other limited partners.

Service Fees

Class A of the Partnership pays selling agents an ongoing payment of 0.166% of the month-end net asset value (2% annually) of the value of interests sold by them which are outstanding at month end as compensation for their continuing services to the limited partners.

Related Party

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, is registered as a broker-dealer with the SEC Securities and Exchange Commission and an independent introducing broker registered with the Commodity Futures Trading Commission. Altegris has entered into a selling agreement with the Partnership where it receives 2% per annum as continuing compensation for interests sold by Altegris that are outstanding at month end. Altegris, as the Partnership’s introducing broker, also receives a portion of the commodity brokerage commissions paid by the Partnership to the Clearing Broker and interest income retained by the Clearing Broker. For the years ended December 31, 2007 and 2006, commissions and continuing compensation received by Altegris amounted to $639,040 and $493,601, respectively.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -                                AGREEMENTS AND RELATED PARTIES (CONTINUED)

Subscriptions, Distributions and Redemptions

Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner.

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner.  A Limited Partner may request and receive redemption of capital, subject to restrictions in the Agreement.  The General Partner may request and receive redemption of capital, subject to the same terms as any Limited Partner.

NOTE 3 -                                FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Clearing Broker has the right to require margin in excess of the minimum exchange requirement.  Risk arises from changes in the value of these contracts (market risk) and the potential inability of brokers to perform under the terms of their contracts (credit risk).

All of the contracts currently traded by the Partnership are exchange traded.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over the counter transactions since, in over the counter transactions, the Partnership must rely solely on the credit of their respective individual counterparties.  However if, in the future, the Partnership were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance.  The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any.

The Partnership also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation.  In addition, the Partnership bears the risk of financial failure by the Clearing Broker.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -                                FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES (CONTINUED)

The Partnership’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures.  In addition, the Partnership has a policy of reviewing the credit standing of each clearing broker or counterparty with which it conducts business.

The Partnership has cash with Wilmington Trust (Custodian) in excess of the FDIC insurance coverage of $100,000.  At December 31, 2007, the Partnership had $10,525,771 in excess of the FDIC insurance coverage limit which is subject to loss should the Custodian cease operations.

The Partnership utilizes Horizon Cash Management, L.L.C. (Horizon) to manage cash not held with the Clearing Broker or Custodian.  At December 31, 2007, the asset balance with Horizon was $74,106,351.

NOTE 4 -                                INDEMNIFICATIONS

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -                                FINANCIAL HIGHLIGHTS
The following information presents the financial highlights of the Partnership for the years ended December 31, 2007 and 2006.  This information has been derived from information presented in the financial statements.

	2007
			Special
	Class A	Class B	Interests

Total return for Limited Partners	13.61%	14.97%	15.45%

Ratio to average net asset value
Expenses prior to incentive fee (1)	3.05%	2.03%	1.77%
Incentive fee	3.46%	3.33%	2.87%

Total expenses	6.51%	5.36%	4.64%

Net investment income (1) (2)	1.51%	2.56%	2.79%

	2006
			Special
	Class A	Class B	Interests

Total return for Limited Partners	13.31%	14.53%	14.37%

Ratio to average net asset value
Expenses prior to incentive fee (1)	3.00%	1.98%	1.73%
Incentive fee	2.19%	2.22%	2.34%

Total expenses	5.19%	4.20%	4.07%

Net investment income (1) (2)	1.32%	2.32%	2.59%
Total returns and the ratios to average net asset value are calculated for Limited Partners’ capital taken as a whole. An individual Limited Partner’s total returns and ratios may vary from the above returns and ratios due to the timing of their contributions and withdrawals.

(1)	Includes offering costs.
(2)	Excludes incentive fee.

WINTON FUTURES FUND, L.P. (US)

FINANCIAL STATEMENTS

MARCH 31, 2008

WINTON FUTURES FUND, L.P. (US)

____________

_____________

PAGES
Financial Statements

Statement of Financial Condition	B-1

Condensed Schedule of Investments	B-2

Statements of Operations	B-3

Statements of Changes in Partners’ Capital (Net Asset Value)	B-4

Statements of Cash Flows	B-5

Notes to Financial Statements	B-6 – B-12

WINTON FUTURES FUND, L.P. (US)
STATEMENT OF FINANCIAL CONDITION
MARCH 31, 2008 (Unaudited)
_______________

2008
ASSETS
Equity in FIMAT USA, Inc. account
Cash	$28,064,495
United States government securities	2,995,380
Unrealized (loss) on open commodity futures contracts	(1,032,110)
Interest receivable	29,394

30,057,159

Cash and cash equivalents	122,192,186
Other assets	750

Total assets	$152,250,095

LIABILITIES
Commissions payable	$20,418
Management fee payable	150,424
Service fees payable	91,846
Incentive fee payable	2,930,377
Redemptions payable	1,439,269
Subscriptions received in advance	16,359,984
Other liabilities	36,875

Total liabilities	21,029,193

PARTNERS' CAPITAL (NET ASSET VALUE)
General Partner	3,209
Limited Partners	131,217,693

Total partners' capital (Net Asset Value)	131,220,902

Total liabilities and partners' capital	$152,250,095

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
CONDENSED SCHEDULE OF INVESTMENTS
MARCH 31, 2008 (Unaudited)
_______________

UNITED STATES GOVERNMENT SECURITIES:

Description	Maturity Date	Face Value	Market Value	% of Partners Capital

U.S Treasury Bills	4/4/2008	$3,000,000	$2,995,380	2.28%

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital

LONG FUTURES CONTRACTS:
Agriculture	May 08 - Dec 08	586	$(1,761,752)	(1.34)%
Currencies	Jun 08 - Sep 09	1,456	749,401	0.57%
Energy	Apr 08 - Jun 08	192	(126,630)	(0.10)%
Interest Rates	Jun 08 - Sep 09	76	16,067	0.01%
Metals	May 08 - Aug 08	134	(532,458)	(0.41)%
Stock Indices	Apr 08 - Jun 08	137	185,779	0.14%
Treasury Rate	Jun 08	307	328,611	0.25%

Total long futures contracts		2,888	(1,140,982)	(0.88)%

SHORT FUTURES CONTRACTS:
Agriculture	Apr 08 - Jan 09	98	132,232	0.10%
Currencies	Apr 08 - Sept 08	72	67,935	0.05%
Interest Rates	Jun 08 - Dec 08	254	52,255	0.04%
Metals	May 08	20	(40,436)	(0.03)%
Stock Indices	Apr 08 - Jun 08	124	(103,114)	(0.08)%

Total short futures contracts		568	108,872	0.08%

Total futures contracts		3,456	$(1,032,110)	-0.80%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (Unaudited)
_______________

	2008	2007
TRADING GAINS (LOSSES)
Gain (Loss) on trading of commodity futures contracts
Realized	$17,100,646	$(3,969,466)
Change in unrealized	(2,386,643)	(779,334)
Brokerage commissions	(112,921)	(233,909)

Gain (Loss) from trading	14,601,082	(4,982,709)

NET INVESTMENT INCOME (LOSS)
Income
Interest income	974,544	752,649

Expenses
General Partner management fee	404,467	246,648
Service fees	244,193	95,727
Incentive fee	2,930,377	14,953
Professional fees	4,199	38,585

Total expenses	3,583,236	395,913

Net investment income (loss)	(2,608,692)	356,736

NET INCOME (LOSS)	$11,992,390	$(4,625,973)

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF `CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (Unaudited)
_______________

		Limited Partners

	Total	Class A	Class B	Special Interests	General Partner

Balances at December 31, 2007	$95,514,861	$35,501,499	$50,243,852	$9,766,611	$2,899

Transfer	0	(930,548)	930,548	0	0

Capital additions	28,155,900	16,099,450	12,056,450	0	0

Capital withdrawals	(4,442,249)	(918,367)	(3,356,882)	(167,000)	0

Net income for the three months
ended March 31, 2008	11,992,390	4,499,785	6,414,983	1,077,312	310

Balances at March 31, 2008	$131,220,902	$54,251,819	$66,288,951	$10,676,923	$3,209

Balances at December 31, 2006	$57,161,095	$16,714,934	$31,527,995	$8,915,623	$2,543

Transfer	0	0	0	0	0

Capital additions	18,150,550	5,370,550	12,350,000	430,000	0

Capital withdrawals	(2,025,109)	(105,109)	(1,920,000)	0	0

Net (loss) for the three months
ended March 31, 2007	(4,625,973)	(1,450,724)	(2,571,398)	(603,679)	(172)

Balances at March 31, 2007	$68,660,563	$20,529,651	$39,386,597	$8,741,944	$2,371

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (Unaudited)
_______________

	2008	2007
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net income (loss)	$11,992,390	$(4,625,973)
Adjustments to reconcile net income to net cash from (for)
operating activities:
Decrease (increase) in commodity futures trading accounts:
Cash	(2,111,728)	4,032,339
United States government securities	(2,995,380)	0
Unrealized loss on open commodity futures contracts	2,386,643	779,334
(Increase) decrease in interest receivable	24,109	(1,134)
(Increase) decrease in other assets	375	375
Increase (decrease) in commissions payable	(10,944)	(6,684)
Increase (decrease) in management fee and service fees payable	67,237	21,930
Increase (decrease) in incentive fee payable	1,941,528	(642,850)
Increase (decrease) in other liabilities	(6,873)	(657)

Net cash from (for) operating activities	11,287,357	(443,320)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital withdrawals	(7,728,853)	(3,403,001)
Capital contributions	33,903,838	15,088,371

Net cash from financing activities	26,174,985	11,685,370

NET INCREASE IN CASH AND CASH EQUIVALENTS	37,462,342	11,242,050

CASH, at beginning of period	84,729,844	44,437,784

CASH, at end of period	$122,192,186	$55,679,834

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS
_______________

NOTE 1 -                              ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

General Description of the Partnership

The Partnership was organized as a limited partnership in Colorado in March 1999, and will continue until December 31, 2035, unless sooner terminated as provided for in the Amended Agreement of Limited Partnership (“Agreement”).  The Partnership’s general partner is Altegris Portfolio Management, Inc. (the “General Partner”).  The Partnership speculatively trades commodity futures contracts, options on futures contracts, forward contracts and other commodity interests.  The objective of the Partnership’s business is appreciation of its assets.

Valuation of Investments

Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.

Capital Accounts and Allocation of Income and Losses

The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis.
Income and losses from Winton Futures Fund, L.P. (the “Partnership”) are allocated pro rata among the partners based on their respective capital accounts as of the end of each month in which the items accrue pursuant to the terms of the Amended Agreement of Limited Partnership.

Income Taxes

The Partnership is not subject to federal income taxes; each partner reports his allocable share of income, gain, loss, deductions or credits on their own income tax return.

Cash and Cash Equivalents

Cash equivalents represent short-term highly liquid investments with maturities of 90 days or less and include money market accounts, securities purchased under agreements to resell, commercial paper, and U.S. Government and agency obligations with variable rate and demand features that qualify them as cash equivalents.  These cash equivalents, with exception of securities purchased under agreement to resell, are stated at amortized cost, which approximates fair value.  Securities purchased under agreements to resell, with overnight maturity, are collateralized by U.S. Government and agency obligations, and are carried at the amounts at which the securities will subsequently be resold plus accrued interest.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 1 -	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Method of Reporting

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Fair Value

The Partnership accounts for certain assets and liabilities at fair value under various accounting literature and applicable industry guidance.  The Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurement (SFAS No. 157) on January 1, 2008.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements.  In accordance with SFAS No. 157, the Partnership has categorized its financial instruments, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy.  The fair value gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the statement of financial condition at March 31, 2008 are categorized as Level 1 based on the inputs to the valuation techniques.  Level 1 means they are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Partnership has the ability to access.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 1 -	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value (continued)

The fair values of Level 1 financial instruments at March 31, 2008, consisted of the following:

Futures contracts	$(1,032,110)
U.S. Treasury Bill	2,995,380

The fair values of futures contracts are based upon an underlying asset, index, or reference rate or a combination of these factors. The Partnership uses futures contracts as part of its trading activities.  The fair value of U.S. Treasury Bills is based on amortized cost, which approximates fair value.

Interim Financial Statements

The financial statements included herein were prepared by us without audit. The financial statements reflect, in the opinion of management, all adjustments necessary that were of normal and recurring nature and adequate disclosures to present fairly the financial position and results of operations as of and for the periods indicated.  The results of operations for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year or for any other period.

NOTE 2 -	AGREEMENTS AND RELATED PARTIES

Advisory Contract

The Partnership’s trading activities are conducted pursuant to an advisory contract with Winton Capital Management, Limited (“Advisor”).  The Partnership pays the Advisor a quarterly incentive fee of 20% of the trading profits (as defined).  However, the quarterly incentive fee is payable only on cumulative profits achieved from commodity trading (as defined).

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 2 -                                AGREEMENTS AND RELATED PARTIES (CONTINUED)

Brokerage Agreements

FIMAT USA, LLC became the Partnership’s commodity broker (the “Clearing Broker”) during 2007, pursuant to the terms of a brokerage agreement. Prior to FIMAT USA, LLC, Man Financial Inc. acted as the Partnership’s commodity broker.  The Partnership pays brokerage commissions to the Clearing Broker for clearing trades on its behalf.

General Partner Management Fee

The General Partner receives from the Partnership a monthly management fee equal to 0.0625% (0.75% annually) for Class A, 0.146% (1.75% annually) for Class B, and currently 0.125% (1.5% annually) for Special Interests of the Partnership’s management fee net asset value (as defined).  The General Partner may declare any limited partner a “Special Limited Partner” and the management fees or incentive fees charged to any such partner may be different than those charged to other limited partners.

Service Fees

Class A of the Partnership pays selling agents an ongoing payment of 0.166% of the month-end net asset value (2% annually) of the value of interests sold by them which are outstanding at month end as compensation for their continuing services to the limited partners.

Related Party

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, is registered as a broker-dealer with the Securities and Exchange Commission and an independent introducing broker registered with the Commodity Futures Trading Commission.  Altegris has entered into a selling agreement with the Partnership where it receives 2% per annum as continuing compensation for interests sold by Altegris that are outstanding at month end. Altegris, as the Partnership’s introducing broker, also receives a portion of the commodity brokerage commissions paid by the Partnership to the Clearing Broker and interest income retained by the Clearing Broker. For the three months ended March 31, 2008 and 2007, commissions and continuing compensation received by Altegris amounted to $242,234 and $230,814, respectively.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 2 -                                AGREEMENTS AND RELATED PARTIES (CONTINUED)

Subscriptions, Distributions and Redemptions

Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner.

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner.  A Limited Partner may request and receive redemption of capital, subject to restrictions in the Agreement.  The General Partner may request and receive redemption of capital, subject to the same terms as any Limited Partner.

NOTE 3 -                                FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Clearing Broker has the right to require margin in excess of the minimum exchange requirement.  Risk arises from changes in the value of these contracts (market risk) and the potential inability of brokers to perform under the terms of their contracts (credit risk).

All of the contracts currently traded by the Partnership are exchange traded.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over the counter transactions since, in over the counter transactions, the Partnership must rely solely on the credit of their respective individual counterparties.  However if, in the future, the Partnership were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance.  The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any.

The Partnership also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation.  In addition, the Partnership bears the risk of financial failure by the Clearing Broker.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 3 -                                FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES (CONTINUED)

The Partnership’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures.  In addition, the Partnership has a policy of reviewing the credit standing of each clearing broker or counterparty with which it conducts business.

The Partnership has cash with Wilmington Trust (Custodian) in excess of the FDIC insurance coverage of $100,000.  At March 31, 2008, the Partnership had $3,043,206 in excess of the FDIC insurance coverage limit which is subject to loss should the Custodian cease operations.

The Partnership utilizes Horizon Cash Management, L.L.C. (Horizon) to manage cash not held with the Clearing Broker or Custodian.  At March 31, 2008, the asset balance with Horizon was $119,048,980.

NOTE 4 -                                INDEMNIFICATIONS

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 5 -                                FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Partnership for the three months ended March 31, 2008 and 2007.  This information has been derived from information presented in the financial statements.

	March 31, 2008
			Special
	Class A	Class B	Interests

Total return for Limited Partners (4)	10.64%	10.94%	11.01%

Ratio to average net asset value
Expenses prior to incentive fee (1) (3)	2.82%	1.76%	1.50%
Incentive fee (4)	2.35%	2.45%	2.49%

Total expenses	5.17%	4.21%	3.99%

Net investment income (1) (2) (3)	0.38%	1.47%	1.73%

	March 31, 2007
			Special
	Class A	Class B	Interests

Total return for Limited Partners (4)	(6.79)%	(6.52)%	(6.46)%

Ratio to average net asset value
Expenses prior to incentive fee (1) (3)	2.92%	1.97%	1.72%
Incentive fee (4)	0.00%	0.04%	0.00%

Total expenses	2.92%	2.01%	1.72%

Net investment income (1) (2) (3)	1.44%	2.39%	2.64%

Total return and the ratios to average net asset value are calculated for Limited Partners’ capital taken as a whole. An individual Limited Partner’s total return and ratios may vary from the above returns and ratios due to the timing of their contributions and withdrawals.

(1)	Includes offering costs, if any.
(2)	Excludes incentive fee.
(3)	Annualized.
(4)	Not annualized.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

BALANCE SHEETS

MARCH 31, 2008 (unaudited)

AND DECEMBER 31, 2007

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

Page(s)

Report of Independent Registered Public Accounting Firm	C-1

Balance Sheets	C-2

Notes to Balance Sheets	C-3 - C-5

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

BALANCE SHEETS

MARCH 31, 2008 AND DECEMBER 31, 2007

SPICER JEFFRIES LLP

CERTIFIED PUBLIC ACCOUNTANTS

5251 SOUTH QUEBEC STREET • SUITE 200
GREENWOOD VILLAGE, COLORADO 80111
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Altegris Portfolio Management, Inc.

We have audited the accompanying balance sheet of Altegris Portfolio Management, Inc. as of December 31, 2007. This financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Altegris Portfolio Management, Inc. as of December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

SPICER JEFFRIES LLP

Greenwood Village, Colorado

July 2, 2008

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

BALANCE SHEETS

MARCH 31, 2008 AND DECEMBER 31, 2007

ASSETS	March 31, 2008	December 31, 2007
	(Unaudited)
CURRENT ASSETS:
Cash	$97,943	$82,188
Receivables (Note 2)
Management fees receivable	237,302	169,913
Commissions receivable	135,321	58,146
Other receivables	13,267	21,042
Other current assets	1,858	1,858
Total current assets
INVESTMENTS - General partner interest in commodity pool partnerships (Note 2)	8,577	7,487
FURNITURE, EQUIPMENT AND SOFTWARE, net of accumulated depreciation of $41,137	1,166	1,166
	$494,434	$341,800

LIABILITIES AND SHAREHODLERS’ SURPLUS

CURRENT LIABILITIES:
Commissions payable	$192,777	$163,743
Accounts payable	4,334	14,698
Other liabilities	-	17,968
Total current liabilities	197,111	196,409
COMMITMENTS (Note 3)
SHAREHOLDERS’ EQUITY (Note 4)
Common stock, no par value; 1,000,000 shares authorized, 200 shares issued and outstanding	10,000	10,000
Class A common stock, no par value, 10,000 shares authorized, no shares issued	-	-
Additional paid in capital	135,391	135,391
Retained earnings	152,932	-
Total shareholders’ equity	298,323	145,391

	$495,434	$341,800

The accompanying notes are an integral part of this statement

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

NOTE 1 -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Altegris Portfolio Management, Inc. (the “Company”) was incorporated in Arkansas on December 2, 1985, is registered as an investment advisor with the state of California and as a commodity pool operator with the Commodity Futures Trading Commission.  As the General Partner and commodity pool operator for limited partnerships that engage in the speculative trading of equities, commodity futures and securities, the Company maintains all related books and records. In addition, the Company receives fees from related entities for consulting and administrative services.  The Company is a wholly owned subsidiary of Altegris Capital, L.L.C. (the “Parent”).

Effective January 15, 2007, the Company’s shares in its subsidiary, Altegris Investments, Inc. (“AII”), were distributed to the shareholders of the Company’s Parent, see Note 4.

Investments in Affiliated Partnerships

Investments in affiliated partnerships are carried at the Company’s underlying interest in the net asset value of the Partnerships.  This method results in accounting for the investments on the equity method wherein the investments are stated at cost and adjusted for the Company’s share of the income or loss of the investee partnerships.

Furniture, Equipment and Software

Furniture, equipment and software is stated at cost less accumulated depreciation.  Depreciation is provided on the declining balance method, based on estimated useful lives of five to seven years.

Income taxes

The Company is included in the consolidated income tax return of its parent.  As such, it has elected to be taxed under Subchapter S of the Internal Revenue Code.  Accordingly, taxable income or loss of the Company will be allocated to its shareholders, who are responsible for the payment of the taxes thereon.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

(continued)

NOTE 1 -         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

Fair Value of Financial Instruments

Substantially all of the Company’s assets and liabilities are carried at fair value or contracted amounts that approximate fair value.  Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument.  Assets that are recorded at fair value consist largely of short-term receivables, and other current assets, which are carried at contracted amounts that approximate fair value.  Similarly, the Company’s liabilities consist of short-term liabilities and accrued expenses recorded at contracted amounts that approximate fair value.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements”. This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As of December 31, 2007 the Company does not believe the adoption of SFAS No. 157 will impact the amounts reported in the financial statements. However, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES

The Company is the General Partner and commodity pool operator for several limited partnerships.  The Company, as General Partner, receives management fees as compensation for services provided on behalf of the limited partnerships.

The Company, in its capacity as General Partner, has advanced offering and organizational expenses for various partnerships.  The Company is reimbursed if sufficient limited partnership units are sold during the offering period and the pool commences operations.  In addition, the Company pays all general operating expenses on behalf of the limited partnerships and is reimbursed on a monthly basis.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

(continued)

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES
                       (continued)

Management fees and other receivables due from the limited partnerships at March 31, 2008 and December 31, 2007 were as follows:

	Management Fees Receivable		Other Receivables
Partnership	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007
APM - Valhalla Resource Fund, LLC	$11,517	$12,140	$6,633	$7,634
APM - Torrey Pines Fund, LP	74,377	41,555	6,575	8,060
Clark Worldwide Fund, LP	984	668	-	-
Winton Futures Fund, L.P. (US)	150,424	115,550	59	5,348
	$237,302	$169,913	$13,267	$21,042

The Company also receives commissions from an unrelated offshore fund.  Commissions receivable were $135,321 and $58,146 at March 31, 2008 and December 31, 2007, respectively.

The Company’s general partnership interests in the limited partnerships at March 31, 2008 and December 31, 2007 and management fees received for the periods ended March 31, 2008 and December 31, 2007 were as follows:

	Investment		Management or Sponsor Fee		Management Fees
	March 31,	December 31,			Three months ended March 31,	Year ended December 31,
Partnership	2008	2007	Frequency	Annual Rate	2008	2007
APM - Valhalla Resource Fund, LLC	$1,514	$1,375	Monthly	1.00%	$34,098	$165,208
APM - Torrey Pines Fund, LP	1,474	1,477	Quarterly	1.75%*	62,171	211,568
Clarke Worldwide Fund, LP	2,380	1,736	Monthly	1.00%	2,609	8,336
Winton Futures Fund, L.P. (US)	3,209	2,899	Monthly	0.75% for Class A	89,872	198,794
				1.75% for Class B	275,778	837,594
				1.50% for Special
				Interests	38,817	133,940
Totals	$8,577	$7,487			$503,345	$1,555,440

* This fee is received in the form of (i) a general partner management fee of 0.75% from the partnership, and (ii) a rebate from the portfolio manager management fee of 1.0%.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

(continued)

NOTE 3 -        OFF BALANCE SHEET RISKS AND UNCERTAINTIES

The Company is the General Partner of various partnerships.  The partnerships participate in the speculative trading of equities, commodity futures, mutual funds and securities which may be subject to margin requirements.  The partnerships are limited partnerships; therefore a limited partner bears only the risk of his investment in the partnership.  However, the Company as General Partner, additionally bears the risk for any legal actions taken against the partnership, margin calls or liabilities in excess of the partnership’s assets.

The Company’s policy is to continuously monitor the exposure to the partnerships through the use of a variety of financial position and credit exposure reporting and control procedures.  In addition, the Company, as General Partner, has a policy of reviewing the credit standing of each clearing broker or counterparty with which the partnerships conduct business.

NOTE 4 -       EQUITY TRANSACTIONS

Effective January 15, 2007, the Company’s former subsidiary, AII, was spun off from the Company to its Parent’s shareholders.  This resulted in an equity distribution of $1,876,820.

During the year ended December 31, 2007 the Company made distributions of $335,764 to its Parent.